Exhibit 4: Segment Information - Six Months Ended June 30, 2007

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Spirits		Others
	2007	2006	2007	2006*	2007	2006	2007	2006	2007	2006	2007	2006
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	110.228	102.098	31.811	25.854	77.940	72.355	36.496	34.801	15.816	14.148	5.154	4.947
Other products	1.794	1.682	238	-54	473	338	3.170	2.365	181	140	0	0
Total	112.022	103.780	32.049	25.800	78.413	72.693	39.666	37.166	15.997	14.288	5.154	4.947
% change	7,9%		24,2%		7,9%		6,7%		12,0%		4,2%

Cost of sales	(42.495)	(38.563)	(16.290)	(12.762)	(37.150)	(35.238)	(25.206)	(26.786)	(8.999)	(8.792)	(3.732)	(3.096)
% of sales	37,9%	37,2%	50,8%	49,5%	47,4%	48,5%	63,5%	72,1%	56,3%	61,5%	72,4%	62,6%

SG&A	(37.756)	(37.966)	(13.984)	(12.294)	(33.125)	(31.977)	(12.318)	(10.755)	(6.073)	(5.800)	(790)	(903)
% of sales	33,7%	36,6%	43,6%	47,7%	42,2%	44,0%	31,1%	28,9%	38,0%	40,6%	15,3%	18,2%

Operating profit	31.772	27.251	1.775	744	8.138	5.478	2.142	(375)	925	(304)	633	948
% change	16,6%		138,5%		48,6%		NM		NM		-33,3%
% of sales	28,4%	26,3%	5,5%	2,9%	10,4%	7,5%	5,4%	-1,0%	5,8%	-2,1%	12,3%	19,2%

Depreciation	9.381	9.498	2.900	2.908	4.772	5.224	2.693	2.531	753	489	767	639
Amortization	9	1	76	83	0	1	189	189	13	34	0	0
EBITDA	41.163	36.750	4.752	3.735	12.911	10.703	5.024	2.346	1.691	219	1.400	1.587
% change	12,0%		27,2%		20,6%		114,2%		670,9%		-11,8%
% of sales	36,7%	35,4%	14,8%	14,5%	16,5%	14,7%	12,7%	6,3%	10,6%	1,5%	27,2%	32,1%

* Other products revenues are explained by the reverse of bottle sales.

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***		Spirits
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
VOLUMES & PRICING
					Total**		Total		Total
Volume (HLs)	2.332.654	2.235.212	1.265.733	1.088.774	2.578.515	2.479.079	426.931	402.818	91.489	85.537
% change	4,4%		16,3%		4,0%		6,0%		7,0%

					Soft Drinks		Chile - Domestic
					1.706.009	1.647.292	222.380	211.995
					3,6%		4,9%
					Nectars		Chile Bottled Exports
					311.579	246.617	181.842	172.813
					26,3%		5,2%
					Mineral Water
					560.926	585.170	Argentina
					-4,1%		22.709	18.010
							26,1%

* Volumes include exports of 86,287 HL (27,253 HL to Chile) and 31,517 HL (14,820 HL to Chile) in 2007 and 2006 respectively.
** In unit cases, sales from the soft drink and mineral water segment totaled 45.4 million and 43.7 million in 2007 and 2006, respectively.
*** Volumes do not include bulk volumes of 63,377 HL (49,777 HL from Chile exports and 13,600 HL from Argentina) and 36,880 HL (31,960 HL from Chile exports and 0 HL from Argentina ) in 2007 and 2006 respectively.

					Total		Total
Price (Ch$ / HL)	47.254	45.677	25.133	23.746	30.227	29.186	85.484	86.393	172.872	165.404
% change (real)	3,5%		5,8%		3,6%		-1,1%		4,5%

					Soft Drinks		Chile - Domestic
					29.453	28.368	54.000	60.716
					3,8%		-11,1%
					Nectars		Chile - Export
					42.516	42.749	119.761	115.408
					-0,5%		3,8%
					Mineral Water
					25.752	25.773	Argentina
					-0,1%		119.321	110.223
							8,3%